Exhibit 99.1

First Community Financial Bank and Mazon State Bank to Merge

Joliet, Ill, March 14, 2016 – First Community Financial Partners, Inc. (NASDAQ: FCFP) (“First Community” or the “Company”), the parent company of First Community Financial Bank (the “Bank”), and First Mazon Bancorp, Inc. (“First Mazon”) announced today the signing of a definitive agreement to merge First Mazon’s wholly owned subsidiary, Mazon State Bank (“MSB”) with the Bank.

Founded in 1944, MSB operates three full-service banking offices in Mazon, Braidwood and Diamond, Illinois. The company is headquartered in Mazon and has total assets of $85 million. The communities MSB serves are contiguous to First Community Financial Bank’s existing markets. At December 31, 2015, MSB reported loans of $33 million, residential mortgage loans sold and serviced of $48 million, and $74 million in deposits, 99.59% of which are core deposits.

“We are excited to welcome Mazon State Bank’s clients and experienced banking professionals to the First Community family,” said Roy C. Thygesen, First Community’s Chief Executive Officer. “This combination will further enhance our position as the largest community bank headquartered in Will County and gives us our first location in Grundy County allowing us to better serve our existing clients who are based there.”

“We believe Mazon State Bank represents an excellent cultural fit with First Community. Their base of loyal clients and sound asset quality reflects the deep community roots of Mazon State Bank’s team. MSB’s strong reputation of excellent client service fits very well with our community based focus.”

Michael C. Breisch, Chairman, President & CEO of Mazon State Bank, commented “Joining the First Community family will allow us to continue our high touch approach to community banking while giving our customers access to enhanced financial solutions and a more robust technology platform. Our aim was to find a strategic partner that shares our values and community focus. We found that in First Community and believe this partnership allows us to better meet the growing financial needs of our markets.”

Under the terms of the agreement, First Community will pay $8.5 million to First Mazon for the assets of Mazon State Bank. The agreement has been unanimously approved by the boards of directors of both companies. Conditions to the closing of the agreement include approval of First Mazon’s shareholders, regulatory approval and other customary closing conditions.

First Community anticipates it will be able to achieve an earnback of less than one year on the estimated dilution to tangible book value and expects modest accretion to its earnings per share in 2016 and beyond. The closing of the transaction is expected to occur during the third quarter of 2016.

First Community and the Bank were advised in this transaction by Howard & Howard as legal advisor and Hovde Group as financial advisor. First Mazon and Mazon State Bank were advised by Barack Ferrazzano as legal advisor.

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the NASDAQ Capital Market (NASDAQ:FCFP). First Community Financial Partners has one bank subsidiary, First Community Financial Bank. First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.

About Mazon State Bank: Mazon State Bank, headquartered in Mazon, Illinois, provides full service commercial and retail banking capabilities through its three full service banking offices in Mazon, Braidwood and Diamond, Illinois. The bank was founded in 1944 with assets of $25,000 and has grown to $85 million in total assets.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION
Contact:
Roy C. Thygesen
Chief Executive Officer
First Community Financial Partners, Inc.
(630) 789-4444
rthygesen@fcbankgroup.com

Michael C. Breisch
Chairman, President and Chief Executive Officer
Mazon State Bank
(815) 448-2102
mbreisch@mazonbank.com

First Community has filed a Form 8-K relating to this transaction. The Form 8-K will be available free of charge at the SEC’s website, www.sec.gov, or by contacting First Community at 2801 Black Road, Joliet, Illinois, 60435, Attention: Glen L. Stiteley, Investor Relations, telephone 815-725-1885, gstiteley@fcbankgroup.com.

Source: First Community Financial Partners, Inc.

Special Note Concerning Forward-Looking Statements
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Any statements in this release other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties involve a number of factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s; service areas; system failures; losses of large customers; disruptions in relationships with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; losses related to cyber-attacks; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 11, 2016.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

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